UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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LAKES ENTERTAINMENT, INC.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROXIES AND VOTING
PROPOSAL FOR ELECTION OF DIRECTORS (Proposal One)
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Two)
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS OF SHAREHOLDERS
SOLICITATION
OTHER MATTERS
LAKES ENTERTAINMENT, INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

130 Cheshire Lane
Minnetonka, Minnesota 55305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 2, 2010

To the Shareholders of Lakes Entertainment, Inc.:

Please take notice that our Board of Directors has called the annual meeting of shareholders of Lakes Entertainment, Inc. (“Annual Meeting”) to be held at the Doubletree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota 55416 at 3:00 p.m. local time on Wednesday, June 2, 2010, or at any adjournment or postponements of the Annual Meeting, for the purpose of considering and taking appropriate action with respect to the following:

1. The election of six directors to our Board of Directors;

2.	The ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, as our independent registered public accounting firm for the 2010 fiscal year; and

3.	The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Pursuant to due action of our Board of Directors, shareholders of record on April 9, 2010, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting.

By Order of the Board of Directors

Timothy J. Cope,
President, Chief Financial Officer, and
Treasurer

April 16, 2010

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS, YOU CAN ALSO MARK, DATE, SIGN AND PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE
MEETING.

LAKES ENTERTAINMENT, INC.
130 Cheshire Lane
Minnetonka, Minnesota 55305

PROXY STATEMENT

Annual Meeting of Shareholders to be Held
June 2, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lakes Entertainment, Inc. (“Lakes” or the “Company”) to be used at our annual meeting of shareholders (“Annual Meeting”) to be held at the Doubletree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota 55416 at 3:00 p.m. local time on Wednesday, June 2, 2010 for the purpose of considering and taking appropriate action with respect to the following:

1. The election of six directors to our Board of Directors;

2.	The ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, as our independent registered public accounting firm for the 2010 fiscal year; and

3.	The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The approximate date on which we first sent this proxy statement and the accompanying proxy to our shareholders was April 16, 2010.

PROXIES AND VOTING

Only shareholders of record at the close of business on April 9, 2010 (“Record Date”) for the Annual Meeting will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. There were 26,369,377 shares of our common stock outstanding on the Record Date, which is the only class of our capital stock entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2009 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 2, 2010: This Proxy Statement and our 2009 Annual Report are available at www.lakesentertainment.com/proxy

To vote your shares, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, we have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

Each proxy returned to the Company will be voted in accordance with the instructions indicated on the proxy. If no instructions are indicated on the proxy, it will be voted in favor of the proposals set forth in this proxy statement. For Proposal One, the six nominees who receive the highest number of affirmative votes will be elected as directors. Proposal Two requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement has the unconditional right to revoke the proxy at any time prior to its use at the Annual Meeting. A shareholder can change his or her proxy or vote in one of three ways: (1) send a signed notice of revocation to our Secretary to revoke the previously given proxy; (2) send a completed proxy card bearing a later date than the previously given proxy to our Secretary indicating the change in your vote; or (3) attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given, or the shareholder may revoke his or her proxy in person, but a shareholder’s attendance alone at the Annual Meeting will not revoke any proxy that the shareholder has previously given. If a shareholder chooses either of the first two methods, the shareholder must take the described action prior to the start of the Annual Meeting. Once voting on a particular matter is completed at the Annual Meeting, a shareholder will not be able to revoke his or her proxy or to change his or her vote as to that matter. Unless a shareholder’s proxy is so revoked or changed, the shares of common stock represented by each proxy received by the Company will be voted at the Annual Meeting and at any adjournments or postponements thereof. If a shareholder’s shares of common stock are held in street name by a broker, bank or other financial institution, such shareholder must contact them to change his or her vote.

All shares represented by proxies will be voted for the election of the nominees for the Board of Directors named in this proxy statement and for the ratification of the appointment of PBTK as the Company’s independent registered public accounting firm for the 2010 fiscal year, unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote on such proposal and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any proposal, shall not be considered present and entitled to vote on such proposal.

Effect of Not Casting Your Vote.  If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement and “FOR” the ratification of the appointment of PBTK as our independent registered public accounting firm for the 2010 fiscal year.

While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment or postponements thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

PROPOSAL FOR ELECTION OF DIRECTORS
(Proposal One)

Our Board of Directors currently consists of six directors. All of the current directors have been nominated for election by the Board of Directors. If elected, each nominee will hold office until the next Annual Meeting of the shareholders, or until his successor is elected and shall have been qualified. All nominees have consented to be named and have indicated their intention to serve as members of the Board of Directors, if elected. The number of members constituting our Board of Directors has been previously set by shareholders at seven. The existing vacancy on the Board of Directors results from a recent resignation of a director. Notwithstanding the existing vacancy on the Board of Directors, proxies cannot be voted for more than six individuals, which number represents the number of nominees named by the Board of Directors.

The biographies of each of the nominees below contains information each director has given us regarding the person’s service as a director, business experience and director positions held currently or at any time during the last five years. In addition, we describe below the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Name and Age of	Principal Occupation, Business Experience	Director
Director	For Past Five Years and Directorships of Public Companies	Since

Lyle Berman	Chairman of the Board and Chief Executive Officer of	1998
Age 68	Lakes Entertainment, Inc. since June 1998 and Chairman of the Board of Directors of Grand Casinos, Inc. (the predecessor to Lakes) from October 1991 through December of 1998. Mr. Berman served as President of Lakes from November 1999 until May 2003. Mr. Berman has also served as the Executive Chairman of the Board of Ante4, Inc. (formerly WPT Enterprises, Inc.) from its inception in February 2002, and had served as its Chief Executive Officer from February 25, 2005 until April 1, 2005. Mr. Berman has also been Chairman of the Board of PokerTek, Inc. since January 2005. Mr. Berman also served as Chief Executive Officer of Rainforest Café, Inc. from February 1993 until December 2000. We believe Mr. Berman’s qualifications to sit on our Board of Directors include his 20 years of experience in the casino industry, including serving as our chairman and chief executive officer since 1998, his extensive executive experience running large national companies, and his particular strengths in strategic operations and strategy, food and beverage, and retail sales.
Timothy J. Cope Age 58	President of Lakes Entertainment, Inc. since May 2003 and Chief Financial Officer, Treasurer, and a director of Lakes Entertainment since June 1998. Mr. Cope has served as a director of WPT Enterprises, Inc. (now known as Ante4, Inc.) from March 2002 through May 2009. Mr. Cope served as Secretary of Lakes Entertainment, Inc. from June 1998 until December 31, 2007. Mr. Cope served as an Executive Vice President of Lakes Entertainment, Inc. from June 1998 until May 11, 2003. Mr. Cope held the positions of Executive Vice President, Chief Financial Officer and Director of Grand Casinos, Inc. from 1993 through 1998. We believe Mr. Cope’s qualifications to sit on our Board of Directors include over 30 years of experience in the casino industry, including more than 11 years as an officer of our company. He also has extensive experience in corporate finance, strategic planning, public company financial reporting and gaming operations.	1998
Neil I. Sell Age 68	Director of Lakes Entertainment, Inc. since June 1998. Since 1968, Mr. Sell has been engaged in the practice of law in Minneapolis, Minnesota with the firm of Maslon Edelman Borman & Brand, LLP, which in the past, had rendered legal services to Lakes. We believe Mr. Sell’s qualifications to sit on our Board of Directors include his over 42 years of practicing law combined with his extensive experience in corporate legal and corporate governance matters.	1998

Name and Age of	Principal Occupation, Business Experience	Director
Director	For Past Five Years and Directorships of Public Companies	Since

Ray M. Moberg Age 61	Director of Lakes Entertainment, Inc. since December 2003. Mr. Moberg retired from Ernst & Young in 2003 after serving for 33 years, including as managing partner of its Reno office from 1987 until his retirement. Mr. Moberg also serves as a director of Ante4, Inc. (formerly WPT Enterprises, Inc.) We believe Mr. Moberg’s qualifications to sit on our Board of Directors include his financial expertise and his years of experience providing strategic advisory services to complex organizations.	2003
Larry C. Barenbaum Age 63	Director of Lakes Entertainment, Inc. since February 2006. Mr. Barenbaum is Chairman of the Board of Directors of Christopher & Banks Corporation, a publicly held national specialty retailer of women’s apparel. Mr. Barenbaum has served on the Christopher & Banks Corporation Board since March 1992. Since November 1991, Mr. Barenbaum has been engaged in investment activities and has provided consulting services to various companies in the specialty retail and services industry. We believe Mr. Barenbaum’s qualifications to sit on our Board of Directors include his extensive experience in the sales and marketing area.	2006
Richard D. White Age 56	Director of Lakes Entertainment, Inc. since December 2006. Mr. White has been a Managing Director and head of the Private Equity and Special Products Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, a private equity and investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of Escalade Inc., a manufacturer of sporting goods and office products; and G-III Apparel Group, Ltd. Mr. White also serves as Chairman of the Board of Mercury Energy, Inc., a solar energy systems integration company. From 2003 to 2008, Mr. White served as a director for ActivIdentity Corp. We believe Mr. White’s qualifications to sit on our Board of Directors include his investment banking experience, his managerial experience and his expertise in corporate finance and strategic planning.	2006

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee, referred to as the Committee, discharges the responsibilities of the Board of Directors relating to compensation of the named executive officers of the Company. The Committee is comprised of independent directors as defined in The NASDAQ Stock Market LLC listing standards. The Committee also has oversight responsibility for our annual incentive plans, stock option plans and other benefit plans for our executive officers and directors. See “Corporate Governance — Compensation Committee of the Board of Directors” for more information about the Committee.

Compensation Objectives and Policies.

Our compensation objective is to attract and retain the best possible executive talent, tie annual cash and stock incentives to achievement of measurable corporate and individual strategic and/or financial objectives, and create an overall compensation program for named executive officers that promotes increasing shareholder value. We use both short-term compensation and long-term compensation to achieve the Company’s goal of driving long-term shareholder value. The short-term compensation consists of base salary, annual incentive cash bonus plan and severance plan that are designed to be competitive enough to retain highly qualified executives while also providing performance-based incentives. The long-term compensation has an equity-

based component that is intended to ensure that the named executive officers’ long-term interests are focused on increasing shareholder value in the Company.

The Committee establishes compensation for the named executive officers by considering several objective and subjective criteria. These criteria include market trends with respect to executive compensation, compensation of named executive officers for publicly-held companies in the gaming industry, level of the named executive officer’s responsibility and capabilities, past compensation, and individual performance of the executive. In addition, the Committee evaluates the value and expertise that the named executive officer brings to his position. The overall goal is to establish a compensation package for each named executive officer that is reasonable yet competitive. On no less than an annual basis, the compensation of the named executive officers is reviewed by the Committee to determine whether Company objectives are being met.

Our compensation policies are also reviewed no less than annually by the Committee to determine whether they are still effective and, if not, what type of adjustments must be made to accomplish our compensation philosophy. The current compensation programs were last reviewed as of January 3, 2010 and were found to be in compliance with our compensation objectives.

In addition, as part of its oversight of the Company’s compensation program, the Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile.

Compensation Programs Design.

Because the Company currently has limited operating revenues and profits with which to measure corporate success, corporate performance has not been strongly emphasized in determining base or incentive compensation for named executive officers. Instead, initial and adjusted base compensation have been determined to afford a reasonable standard of living and enough incentive compensation (including annual cash bonus and equity based awards) to provide incentive to attain corporate and individual goals that translate into increased shareholder value. The annual incentive cash bonus compensation for the Chief Executive Officer and President has been awarded based on fulfillment of corporate financial and strategic goals on a discretionary basis. The annual incentive cash bonus compensation for the other named executive officers has been determined on a discretionary basis by the Committee based on recommendations from the Chief Executive Officer and President and the performance of the Company and the named executive officer for the completed fiscal year. Bonuses for a completed fiscal year have been generally paid out in the first half of the next fiscal year.

Our long-term compensation program is designed to emphasize the performance measures our named executive officers need to address in order to deliver shareholder value. Historically, the equity-based component of the compensation program has been provided by the grant of stock options, but options are not granted to named executive officers or other employees of the Company each year. The stock options granted to our executives (as well as to the Company’s other employees) typically vest pro rata over three, four or five years with an exercise price equal to the closing market price of the Company’s common stock on the date of the grant. All options expire ten years from the date of grant. Historically, stock options have been granted to new hires, whether a named executive officer or not, as of the date of hire, and additional stock options were granted to employees in fiscal years 1999, 2004, 2008 and 2009 at regularly scheduled meetings of the Committee.

Most Committee meetings are scheduled a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. In granting stock options to named executive officers, we recognized that while the value realizable from exercisable stock options is dependent upon the extent to which the Company’s performance is reflected in the market price of the Company’s common stock at any particular point in time, the decision as to whether this value will be realized in any particular year is determined by each individual and not by the Committee. For these reasons, when the Committee determines to grant a stock option to a named executive officer, that decision does not take into account any gains realized in any given year by a named executive officer as a result of his individual decision to exercise an option granted in a previous year.

We may provide equity-based compensation to named executive officers in the form of restricted stock grants and possibly other forms permitted under the 2007 plan, rather than just in the form of stock option grants. In 2009, the Committee granted restricted stock units to named executive officers in addition to stock options. We may also make awards subject to performance goals that must be satisfied or met as a condition to exercisability, vesting or receipt of all or a portion of an award. The 2007 plan provides that these goals can be based exclusively on one or more of the corporate-wide or subsidiary, division or operating unit financial measures listed in the 2007 plan, which include various financial measures and strategic business criteria. We may make equity-based awards to named executive officers under the 2007 plan from time to time at regularly scheduled meetings of the Committee in line with its past practice described above, but awards may not necessarily be made each year. We believe that having the ability to provide equity-based compensation is an essential element of the compensation program that motivates the named executive officers to enhance shareholder value.

Elements of Compensation

For the fiscal year ended January 3, 2010, referred to as fiscal 2009, the principal components of compensation for named executive officers included base salary, annual incentive bonus compensation and long term equity incentives. Our Chief Executive Officer and President also have post termination benefits, personal benefits and perquisites provided for in their employment agreements.

Base salary.  We use base salary to recognize the experience, skills, knowledge and responsibilities required of our named executive officers in their roles. The Committee reviews each named executive officer’s salary annually and makes adjustments, as appropriate, based on the recommendations of the Chief Executive Officer and President. The Committee also considers a number of factors including market data taken from the public filings of public companies in the gaming industry, internal review of the executive’s compensation (both individually and relative to other executives), level of the executive’s responsibility, and individual performance of the executive. Consistent with fiscal 2009 base salaries, the base salaries of the named executive officers continued to be the biggest portion of the name executives’ compensation in fiscal 2009.

The base salaries of Lyle Berman (Chief Executive Officer) and Timothy J. Cope (President) were established in their respective employment agreements. Neither theirs, nor Richard Bienapfl, Scott Just or Mike Montross’ base salaries were increased in fiscal 2009. We and the Committee believed that the base salaries of our named executive officers for fiscal 2009 were at acceptable market rates.

Annual incentive cash bonus.  Annual incentive cash bonuses are intended to reward individual and Company performance during the year. Annual incentive cash bonuses range from 0% — 80% of the named executive officer’s base salary. The bonuses are determined on a discretionary basis by the Committee based on recommendations from the Chief Executive Officer and President and the performance of the Company and the named executive officer for the completed fiscal year. The annual incentive cash bonus awards made to named executive officers in April 2010 for performance in fiscal 2009 are reflected in the Summary Compensation Table. The Committee approved these discretionary annual incentive cash bonuses due to achievement of strategic fiscal 2009 corporate goals, including, among other things, operating results in line with expectations of the Four Winds Casino for the Pokagon Band of Potawatomi Indians and the Cimarron Casino for the Iowa Tribe of Oklahoma. The annual incentive bonus program is reviewed annually by the Committee to determine whether it is achieving its intended purpose. We and the Committee believe it achieved its purpose in 2009.

Long term equity incentive.  The Company traditionally uses stock options to motivate our named executive officers to increase long-term shareholder value. The Committee will consider providing other forms of equity-based compensation awards to named executive officers under the 2007 plan, which may be subject to performance goals, rather than just in the form of stock option grants. Grants of equity-based awards to named executive officers under the 2007 plan are made from time to time at regularly scheduled meetings of the Committee in line with our past practices. In 2009, the Committee granted restricted stock units to named executive officers in addition to stock options. Awards may not necessarily be made each year if the Committee decides that the Company’s strategic and financial performance does not merit awards or the

Committee believes that the named executive officer has received a sufficient amount of equity-based awards. It is anticipated that an initial equity-based award will continue to be made to new hires in the form of stock options as of the date of hire.

Pursuant to approval by our shareholders, options with an exercise price equal to or greater than the closing per share price on September 22, 2009 were, at the election of the individual, exchanged for new stock options to purchase fewer shares of Lakes common stock at an exercise price equal to the closing price of Lakes common stock on The NASDAQ Global Market on September 22, 2009 of $3.40. Lakes accepted for cancellation stock options covering 1,827,400 shares, representing approximately 70% of the total eligible stock options, and issued 1,046,587 new stock options in exchange. The option exchange was designed to give added incentive to motivating and retaining talented employees. The option exchange was successful in reducing “overhang” by a net reduction of 780,813 stock options. The options granted in the exchange had approximately the same value as the options surrendered.

Personal benefits and perquisites.  Lyle Berman (Chief Executive Officer) and Timothy J. Cope (President) have personal benefits and perquisites provided under their respective employment agreements. Both agreements were negotiated and executed February 15, 2006, and amended effective February 15, 2009. The Company and the Committee believe that the benefits and perquisites are reasonable and consistent with the compensation program to better enable the Company to retain superior employees for key positions. These two officers are provided personal use of the Company’s aircraft and term life insurance coverage paid by the Company. The value of these benefits and perquisites is set forth in the Summary Compensation Table. The other named executive officers receive only those personal benefits and perquisites that are provided on a non-discriminatory basis to all employees.

Post-termination benefits.  Mr. Berman and Mr. Cope have post-termination benefits as provided in their respective employment agreements. See “Potential Payments Upon Termination or Change-In Control” for a discussion of those benefits. Mr. Berman and Mr. Cope are the only named executive officers with employment agreements, and specific post-termination benefits. We provided these benefits to Mr. Berman and Mr. Cope as they were part of the compensation package they negotiated with us for continued employment with us.

Role of Executives in Establishing Compensation.

The Chief Executive Officer and President play an integral role in recommending compensation for the other named executive officers. These officers, along with the Company’s human resources department, research the current and expected compensation trends of other publicly-held companies in the gaming industry applicable to named executive officers, evaluate performance for the completed fiscal year, establish business performance targets and objectives for the coming fiscal year and recommend salary adjustments for the named executive officers to the Committee. These executives participate in the Committee meetings to provide background information on the Company’s business and operational objectives and their evaluation of, and compensation recommendations for, the named executive officers. As required by the listing standards of The NASDAQ Stock Market LLC, the Chief Executive Officer does not participate in deliberations concerning, or vote on, the compensation arrangements for himself.

Tax and Accounting Implications

Deductibility of Executive Compensation.  As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management compensation programs are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For fiscal 2009, compensation did not exceed $1,000,000 for any named executive officer.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006, the Company began accounting for stock-based payments including its long-term equity incentive program in accordance with the requirements of the FASB Accounting Standards Codification (“ASC”) Topic 718

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

Larry C. Barenbaum
Neil I. Sell

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the last fiscal year awarded to or earned by (i) each individual that served as our Chief Executive Officer during fiscal 2009; (ii) each individual that served as our Chief Financial Officer during fiscal 2009; (iii) our three most highly compensated individuals who served as executives of the Company other than our Chief Executive Officer and Chief Financial Officer who were serving as executives at the end of fiscal 2009. The Chief Executive Officer, the Chief Financial Officer and the other executives are collectively referred to in this proxy statement as the named executive officers.

					Stock	Option	All Other
			Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year		($)(1)	($)	($)(2)	($)(2)	($)		($)

Lyle Berman,	2009		500,000	100,000	97,500	73,770	204,338	(3)	975,608
Chairman of the Board, Chief Executive	2008		500,000	200,000	—	53,940	236,750	(3)	990,690
Officer	2007		500,000	200,000	—	—	131,217	(3)	831,217
Timothy J. Cope,	2009		350,000	70,000	97,500	73,770	22,285	(4)	613,555
President, Chief Financial Officer and	2008		350,000	140,000	—	53,940	21,443	(4)	565,383
Treasurer	2007		350,000	140,000	—	—	20,776	(4)	510,776
Richard Bienapfl,	2009		250,000	50,000	16,250	12,295	9,800	(5)	338,345
Vice President Development	2008		250,000	50,000	—	13,485	9,200	(5)	322,685
	2007		245,673	100,000	—	—	9,000	(5)	354,673
Scott Just,	2009		185,000	37,000	16,250	12,295	11,644	(6)	262,189
Vice President — Gaming	2008		185,000	74,000	—	—	8,633	(5)	268,633
	2007	(7)	—	—	—	—	—		—
Mike Montross,	2009		175,000	35,000	16,250	12,295	11,644	(6)	250,189
Vice President — Marketing	2008	(7)	—	—	—	—	—		—
	2007	(7)	—	—	—	—	—		—

(1)	Includes cash compensation deferred at the election of the executive officer under the terms of the Company’s 401(k) Savings Incentive Plan.

(2)	Includes full grant date fair value of each award under ASC Topic 718. The full grant date fair value is the amount the Company will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating the stock option award amounts may be found in Note 2 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010.

(3)	Amount primarily represents the incremental cost to the Company arising from Mr. Berman’s personal use of the Company’s corporate jet in fiscal 2009 of $145,070, fiscal 2008 of $180,136, and fiscal 2007 of $78,168. This amount also includes payment by the Company of term life and executive disability insurance premiums of approximately $42,268 in fiscal 2009, $40,214 in fiscal 2008 and $36,849 in fiscal 2007, matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan of $9,800 in fiscal 2009, $9,200 in fiscal 2008, $9,000 in fiscal 2007, and travel and expense allowance of $7,200 in fiscal 2009, 2008 and 2007.

(4)	Amount includes matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan of $9,800 in fiscal 2009, $9,200 in fiscal 2008, $9,000 in fiscal 2007, payment by the Company of term life and executive disability insurance premiums of approximately $5,285 in fiscal 2009, $5,043 in fiscal 2008 and $4,576 in fiscal 2007 and travel and expense allowance of $7,200 in fiscal 2009, 2008 and 2007.

(5)	Amount represents matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan.

(6)	Amount includes matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan of $9,800 and personal use of the Company’s corporate jet of $1,844

(7)	Was not a Named Executive Officer for the respective year.

Employment Agreements for Chief Executive Officer and President.  The Company entered into employment agreements dated as of February 15, 2006 with Lyle Berman and Timothy J. Cope, each referred to as an Executive, to employ the Executives as members of the Company’s senior management. Under the agreements, the Executives are required to perform such duties as may be designated by the Company’s Board of Directors from time to time. Each agreement had an initial term of 36 months and both agreements were amended in 2009 for an additional 36 month term, which commenced February 15, 2009. The term of each agreement automatically extends for successive one-year periods unless at least 60 days prior to the end of a term, the Company or the Executive gives notice to the other of an election to terminate the agreement at the end of the current term. In addition, the agreement may be terminated (a) upon the death or disability (as defined in the agreement) of the Executive; (b) by the Company for cause (as defined in the agreement); (c) by the Company without cause; (d) as a result of a constructive termination (as defined in the agreement); or (e) by the Executive at any time upon providing 60 days advance written notice to the Company. Under the terms of the agreements, Mr. Berman and Mr. Cope receive a base salary of $500,000 and $350,000, respectively, or such other amount as may be determined by the Company in its sole discretion, and a monthly travel and expense fee in the amount of $600. The Executives are also entitled to participate in Lakes’ discretionary incentive compensation program and to receive other benefits provided by the Company to senior executives. Each employment agreement also contains customary confidentiality provisions and a two-year post-employment non-solicitation covenant. Each employment agreement also contains an arbitration clause.

Mr. Bienapfl, Mr. Just and Mr. Montross do not have employment agreements with the Company.

Grants of Plan-Based Awards

The following table provides information about equity awards granted to the named executives in fiscal 2009.

			All Other Stock	All Other Option	Exercise or	Grant Date
			Awards: Number of	Awards: Number of	Base Price of	Fair Value of
			Securities Shares	Securities Underlying	Option Awards	Stock and Option
Name	Grant Date		of Stock or Units(#)(2)	Options (#)	($/Sh)	Awards

Lyle Berman,	1/28/2009		30,000	—	—	$97,500
Chairman of the Board, Chief	1/28/2009		—	30,000	$3.25	73,770
Executive Officer	9/22/2009	(1)	—	253,476	3.40	—
Timothy J. Cope,	1/28/2009		30,000	—	—	97,500
President, Chief Financial	1/28/2009		—	30,000	$3.25	73,770
Officer and Treasurer	9/22/2009	(1)	—	136,071	3.40	—
Richard Bienapfl,	1/28/2009		5,000	—	—	16,250
Vice President Development	1/28/2009		—	5,000	$3.25	12,295
	9/22/2009	(1)	—	95,830	3.40	—
Scott Just,	1/28/2009		5,000	—	—	16,250
Vice President — Gaming	1/28/2009		—	5,000	3.25	12,295
	9/22/2009	(1)	—	21,367	3.40	—
Mike Montross,	1/28/2009		5,000	—	—	16,250
Vice President — Marketing	1/28/2009		—	5,000	3.25	12,295
	9/22/2009	(1)	—	3,144	3.40	—

(1)	Options received in conjunction with the stock option exchange on September 22, 2009. At the election of the individual, existing options with an exercise price equal to or greater than the closing per share price on September 22, 2009 were exchanged for new stock options to purchase fewer shares of Lakes common stock at an exercise price equal to the closing price of Lakes common stock on The NASDAQ Global Market on September 22, 2009 of $3.40. The exchange resulted in no additional incremental fair value as computed in accordance with ASC Topic 718.

(2)	Each named executive received restricted stock units on January 28, 2009. Each restricted stock unit represents the right to receive one share of the Company’s common stock. The restricted stock units were granted pursuant to the 2007 Stock Option Plan with 33% vesting on the first through third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to equity awards outstanding at the end of fiscal 2009 for each named executive officer.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value
	Underlying	Underlying				Shares or Units	of Shares or
	Unexercised Options	Unexercised Options		Option Exercise		of Stock That	Units of Stock
	(#)	(#)		Price	Option Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)(4)	Vested ($)

Lyle Berman	—	30,000		3.25	1/28/2019	30,000	97,500
	—	234,809	(1)	3.40	9/22/2019	—	—
		18,667	(2)	3.40	9/22/2019	—	—
Timothy J. Cope	—	30,000		3.25	1/28/2019	30,000	97,500
	—	117,404	(1)	3.40	9/22/2019	—	—
		18,667	(2)	3.40	9/22/2019	—	—
Richard Bienapfl	—	5,000		3.25	1/28/2019	5,000	16,250
	—	91,163	(1)	3.40	9/22/2019	—	—
		4,667	(2)	3.40	9/22/2019	—	—
Scott Just	—	5,000		3.25	1/28/2019	5,000	16,250
	—	21,367	(2)	3.40	9/22/2019	—	—
Mike Montross	12,500	12,500		6.43	12/31/2017	—	—
	—	5,000		3.25	1/28/2019	5,000	16,250
	—	3,144	(3)	3.40	9/22/2019	—	—

(1)	Options vest in equal installments over a two-year period, beginning on the first anniversary of the date of each grant. The employee must be employed by Lakes on the anniversary date in order to vest in any shares that year. Vested options are exercisable for ten years from the date of grant.

(2)	Options vest in equal installments over a five-year period, beginning on the first anniversary of the date of each grant. The employee must be employed by Lakes on the anniversary date in order to vest in any shares that year. Vested options are exercisable for ten years from the date of grant.

(3)	Options vest in equal installments over a three-year period, beginning on the first anniversary of the date of each grant. The employee must be employed by Lakes on the anniversary date in order to vest in any shares that year. Vested options are exercisable for ten years from the date of grant.

(4)	Awards vest in equal installments over a three-year period beginning on the first anniversary of the date of grant and continue on each subsequent anniversary date until the award is fully vested.

Option Exercises and Stock Vested

The following table sets forth certain information relating to the exercise of stock options during fiscal 2009 for each named executive officer.

Option Awards
Number of
Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Timothy J. Cope	62,041	$6,805(1)

(1)	Mr. Cope exercised expiring stock options with varying exercise prices and market prices pursuant to his Rule 10b5-1 trading plan.

Potential Payments Upon Termination or Change-In-Control

The table below describes the potential payments and benefits payable to each of the named executive officers who have employment agreements with the Company upon termination of employment due to disability, by the Company without cause, due to a constructive discharge, due to the named executive officer’s voluntary resignation, by the Company with cause, expiration of the initial or renewal term of the named executive officer’s employment agreement, and involuntary termination within two years following a change-in-control. The amounts shown in the table assume that such termination was effective as of January 3, 2010 and includes all amounts earned through that date and are estimates of the amounts that would be paid out to the named executive officers upon their termination of employment. The actual amounts to be paid out can only be determined at the time a named executive officer in fact terminates employment with the Company.

			Acceleration
			and
			Continuation of
		Continuation of	Options
Named	Cash	Medical and	(unamortized		Total
Executive	Severance	Dental Benefits	expense as of	Excise Tax	Termination
Officer;	Payment	(Present Value)	1/3/2010)	Gross-Up	Benefits
Termination Event	($)	($)	($)	($)	($)

Lyle Berman
— Disability	250,000	10,117	160,867	71,936	492,920
— Involuntary Termination without Cause	650,000	20,354	160,867	325,265	1,176,486
— Constructive Discharge	650,000	20,354	160,867	325,265	1,176,486
— Voluntary Termination	—	—	160,867	—	160,867
— For Cause Termination	—	—	160,867	—	160,867
— Expiration of Term	—	—	160,867	—	160,867
— Involuntary Termination after Change-in-Control	1,307,000	—	160,867	735,091	2,202,958
Timothy J. Cope
— Disability	175,000	13,447	160,867	92,960	442,274
— Involuntary Termination without Cause	455,000	26,894	160,867	333,054	1,002,815
— Constructive Discharge	455,000	26,894	160,867	333,054	1,002,815
— Voluntary Termination	—	—	160,867	—	160,867
— For Cause Termination	—	—	160,867	—	160,867
— Expiration of Term	—	—	160,867	—	160,867
— Involuntary Termination after Change-in-Control	903 ,000	—	160,867	667,889	1,731,756

Regular Benefits.  The amounts shown in the above table do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include payment of accrued, but unused vacation pay.

Death.  A termination of employment due to death does not entitle the Named executive officers to any payments or benefits that are not available to salaried employees generally.

Disability.  Each of the employment agreements for Mr. Berman and Mr. Cope provides that if the agreement is terminated due to the executive’s disability, the executive would be entitled to receive an amount equal to six months of his then base salary and the continuation of medical and dental benefits for the executive and his dependents during the six months following any such termination.

Involuntary Termination without Cause or Constructive Discharge.  If either Mr. Berman or Mr. Cope is terminated without cause or through constructive discharge, he would be entitled to:

•	base salary (including any accrued vacation) through the termination date;

•	severance benefits equal to the accrued and unpaid base salary for 12 months, or for the period of time remaining in the term of employment, whichever is longer;

•	equivalent of bonus or incentive compensation (based upon the average bonus percentage rate for the two fiscal years of the Company preceding such termination) for 12 months, or for the period of time remaining in the term of the employment agreement, whichever is longer;

•	all medical and dental insurance benefits during the severance period; and

•	all outstanding options to purchase shares of stock in the Company immediately vest and become immediately exercisable for two years after the date on which executive ceases to be employed by the Company.

Involuntary Termination after Change-in-Control.  If the employment of Mr. Berman or Mr. Cope is terminated without cause or due to constructive discharge within two years following a change-in-control, he would be entitled to:

•	all compensation due and payable to, or accrued for, the benefit of the executive as of the date of termination;

•	a lump sum payment equal to two times the executive’s annual compensation (which is defined as the executive’s (i) annual base salary plus annual bonus or incentive compensation computed at par levels, (ii) an amount equal to the annual cost to executive of obtaining annual health care coverage comparable to that currently provided by the Company, (iii) an amount equal to any normal matching contributions made by the Company on executive’s behalf in the Company’s 401(k) plan, (iv) annual automobile allowance, if any, and (v) an amount equal to the annual cost to the executive of obtaining life insurance and insurance coverage for accidental death and disability insurance comparable to that provided by the Company);

•	all outstanding options to purchase shares of stock in the Company immediately vest and become immediately exercisable for two years after the date on which executive ceases to be employed by the Company;

•	the Company must use its best efforts to convert any then existing life insurance and accidental death and disability insurance policies to individual policies in the name of the executive; and

•	if payments are made to the executive, or the value of other benefits received by the executive, in connection with the change of control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee, the costs of this excise tax, including related tax gross-ups, will be borne by the Company.

In exchange for these payments, Mr. Berman and Mr. Cope are subject to non-solicitation covenants covering the Company’s employees, persons or entities that are doing business with the Company, and anyone that is an active prospect to do business with the Company, for a period of two years following termination of employment with the Company.

Stock Option Acceleration and Continuation.  Upon the termination of the employment of Mr. Berman or Mr. Cope for any reason, including death, disability, expiration of the initial term, nonrenewal, termination by the Company with or without cause, termination by the executive with notice, due to a constructive discharge or within two years of a change of control, all stock options held by the executive immediately vest and become immediately exercisable by the executive or his legal representative for a period of two years following the date of termination of the executive’s employment.

Excise Tax Gross-Up.  If payments are made to Mr. Berman or Mr. Cope, or the value of other benefits received by them, in connection with the change-in-control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, will be borne by the Company.

Executive Officers of Lakes Entertainment

The table below lists the executive officers of the Company as of January 3, 2010:

Name	Age	Position(s) with Lakes Entertainment

Lyle Berman	68	See Proposal One (Election of Directors) above.
Timothy J. Cope	58	See Proposal One (Election of Directors) above.

DIRECTOR COMPENSATION

The following table sets forth the cash and non-cash compensation for fiscal 2009 awarded to or earned by each of our directors who is not also a named executive officer.

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)

Morris Goldfarb	71,000	16,250	—	—	87,250
Neil I. Sell	70,000	16,250	—	—	86,250
Ray Moberg	84,000	16,250	—	—	100,250
Larry C. Barenbaum	76,000	16,250	—	—	92,250
Richard D. White	74,000	16,250	—	—	90,250

(1)	We pay an annual fee of $50,000 to each of our directors who is not otherwise employed by us or our subsidiaries, referred to as a Non-Employee Director. We also pay each Non-Employee Director a fee of $1,000 for each meeting of the Board of Directors attended and $1,000 for each committee meeting that the Board of Directors attended. We also pay the Chairman of our Audit Committee an additional annual fee of $10,000 for serving in such capacity.

(2)	Each Non-Employee Director was granted 5,000 restricted stock units on January 28, 2009. Each restricted stock unit represents the right to receive one share of our common stock. The restricted stock units were granted pursuant to the 2007 Stock Option Plan with 33% vesting on the first through third anniversaries of the grant date. The dollar value amounts show the full grant date fair value of each award under ASC Topic 718. The full grant date fair value is the amount we expense in our financial statements over the awards’ vesting period.

As of January 3, 2010, each of the non-employee directors had the following stock options outstanding: Mr. Goldfarb, 53,058 options; Mr. Sell, 57,529 options; Mr. Moberg, 46,528 options; Mr. Barenbaum, 22,412 options, Mr. White, 23,548 options. At the election of the individual, options with an exercise price equal to or greater than the closing per share price on September 22, 2009 were exchanged for new stock options to purchase fewer shares of Lakes common stock at an exercise price equal to the closing price of Lakes common stock on The NASDAQ Global Market on September 22, 2009 of $3.40. The exchange resulted in no additional incremental fair value as computed in accordance with ASC Topic 718. As of January 3, 2010, each of the non-employee directors each had 5,000 restricted stock units outstanding.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of the six members identified under Proposal One (Proposal for Election of Directors). The following directors, which constitute a majority of the Board of Directors, are “independent directors” as such term is defined in The NASDAQ Stock Market’s listing standards, referred to as Nasdaq Listing Standards: Larry C. Barenbaum, Ray Moberg, Neil I. Sell and Richard D. White.

The Board of Directors has established an Audit Committee, a Corporate Governance Committee and a Compensation Committee. The Board of Directors held 17 meetings during fiscal 2009. None of our directors attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2009, and (ii) the total number of meetings held by all committees of the Board on which such director served.

Ability of Shareholders to Communicate with the Company’s Board of Directors

We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chairperson of the Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Corporate Governance Committee in care of our Secretary at our headquarters address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our headquarters address. All such shareholder communications will be forwarded to the applicable director(s).

Director Attendance at Annual Meetings of Shareholders

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of shareholders but the Company does encourage its Board members to attend such meetings. A total of four of our directors attended the Company’s 2009 annual meeting of shareholders.

Board’s Role in Risk Oversight

It is the job of our chief executive officer, president, chief financial officer, general counsel, and other members of our senior management to identify, assess, and manage our exposure to risk. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily by the full Board as well as through committees. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company.

Executive Chairman

The Board of Directors currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy.

Audit Committee of the Board of Directors

The Board of Directors has established a three-member Audit Committee that consists of Larry C. Barenbaum, Richard D. White and Ray Moberg, who is the chairperson of the audit committee. The audit committee operates under an amended and restated written charter adopted by the Board of Directors on April 14, 2010, and a copy of this charter is attached as Appendix A to this proxy statement. The primary functions of the Audit Committee are (i) to serve as an independent and objective party to monitor our financial reporting process and internal control system, (ii) to review and appraise the audit efforts of our independent auditors, and (iii) to provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The charter also requires that the Audit Committee (or designated members of the Audit Committee) review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent registered public accounting firm (auditors), other than certain de minimus exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee held seven meetings during fiscal year 2009. The Audit Committee also held executive sessions on several occasions during the year where Company management was not present.

The Board of Directors has determined that at least one member of the Audit Committee, Mr. Moberg, is an “Audit Committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the Audit Committee is an “independent director,” as such term is defined in the Nasdaq Listing Standards. The Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Report of the Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. In connection with these responsibilities, the Audit Committee has reviewed audited financial statements of Lakes Entertainment, Inc. for fiscal 2009 and discussed them with management.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as adopted and amended by the Public Company Accounting Oversight Board under Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm’s independence with the independent auditors.

The Audit Committee, based on the review and discussions described above, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2009.

This report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference into such other filings.

AUDIT COMMITTEE

Larry C. Barenbaum
Ray Moberg
Richard D. White

Corporate Governance Committee of the Board of Directors

The Board of Directors has established a two-member corporate Governance Committee that consists of Neil I. Sell and Richard D. White, each of whom satisfies the independence requirements of the Nasdaq Listing Standards. The Corporate Governance Committee held three meetings during fiscal year 2009.

The primary role of the Corporate Governance Committee is to (1) develop the overall corporate governance policies for the Company and (2) consider and make recommendations to the full Board of Directors concerning the appropriate size, function and needs of the Board, including establishing criteria for Board membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board positions. The Corporate Governance Committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. Additionally, the Board will consider whether or not the candidate would be found suitable to be issued a gaming license. This is a requirement of continued Board membership. If the Corporate Governance Committee approves a candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Corporate Governance Committee, along with our Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors on April 25, 2005, and a copy of this charter was attached as Appendix B to our proxy statement for the annual meeting held on August 6, 2009.

Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Corporate Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Corporate Governance Committee. In order to make such a recommendation, a shareholder must submit the recommendation in writing to the Corporate Governance Committee, in care of our Secretary at our headquarters address, at least 120 days prior to the mailing date of the previous year’s Annual Meeting proxy statement. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name and address of the nominating shareholder and of the director candidate;

•	A representation that the nominating shareholder is a holder of record of our common stock and entitled to vote at the current year’s Annual Meeting;

•	A description of any arrangements or understandings between the nominating shareholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the shareholder;

•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board of Directors; and

•	The consent of each nominee to serve as a director if so elected.

Compensation Committee of the Board of Directors

The Board of Directors has established a two member Compensation Committee that consists of Larry C. Barenbaum and Neil I. Sell, each of whom satisfies the independence requirements of the Nasdaq Listing Standards. Mr. Barenbaum and Mr. Sell are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written amended and restated charter adopted by the Board of Directors on December 4, 2006, and a copy of this charter was attached as Appendix C to our proxy statement for the annual meeting held on August 6, 2009. The Compensation Committee reviews our remuneration policies and practices, makes recommendations to the full Board of Directors in connection with all compensation matters affecting us and administers our incentive compensation plans.

The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of named executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors hired by the Compensation Committee. During the first quarter of 2010 the Company President and Human Resources Department performed a review of all Lakes employee salary levels by position. The review utilized various independent sources. A report was presented to the Compensation Committee.

The Compensation Committee meets as often as its members deem necessary to perform the Compensation Committee’s responsibilities but in no event less than twice annually. The chair of the Compensation Committee presides at each meeting. In consultation with the other members of the Compensation Committee, the chair sets the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chair of the Compensation Committee also ensures that the agenda for each meeting is circulated to each Compensation Committee member in advance of the meeting. In addition, the Compensation Committee makes regular reports to the Board and proposes any necessary action to the Board.

In fiscal 2009, the Compensation Committee met on two occasions. The committee members participated in each of those meetings and, where appropriate, management was also present at the meetings. The recommendations of the Compensation Committee for named executive officer compensation for fiscal 2009 were made to the Board, which subsequently adopted the Compensation Committee’s recommendations without modifications.

Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

Morris Goldfarb and Larry C. Barenbaum served as the members of the Compensation Committee during fiscal 2009. There were no relationships among members of the Compensation Committee, members of the Board of Directors or executive officers of Lakes who served during fiscal 2009 that require disclosure under Item 407(e) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

Our Board of Directors and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Piercy Bowler Taylor & Kern, Certified Public Accountants, referred to herein as PBTK, as our independent registered public accounting firm for the 2010 fiscal year. Although it is not required to do so, the Audit Committee and the full Board of Directors wishes to submit the appointment of PBTK for shareholder ratification at the Annual Meeting. Representatives of PBTK are expected to be present at the Annual Meeting to answer your questions and to make a statement if they desire to do so.

If the shareholders do not ratify the appointment of PBTK, the Audit Committee may reconsider its selection, but is not required to do so. Even if the shareholders ratify the appointment of PBTK at the Annual Meeting, the Audit Committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in our best interests and the best interests of our shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table presents fees for professional audit and other services rendered by PBTK during fiscal 2009 and fiscal 2008.

	Fees for 2009	Fees for 2008

Audit Fees(1)	$292,577	$303,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—	1,500

Total Fees	$292,577	$305,000

(1)	Audit Fees consisted principally of quarterly reviews and annual audits of the Company’s consolidated financial statements and internal control over financial reporting.

(2)	All Other Fees consist of fees for permitted non-audit products and services. Fiscal 2008 primarily included fees associated with review of state gaming applications.

The Audit Committee of the Board of Directors has reviewed the fees billed by PBTK during fiscal year 2009 and, after consideration, has determined that the receipt of these fees by PBTK is compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with PBTK and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC, including those designed to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Approximately 53% of the hours expended for fiscal 2009 audit services were attributed to work performed by persons other than full-time, permanent employees of PBTK.

Pre-Approval of Audit and Non-Audit Services

As permitted under applicable law, our Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by our independent registered public accounting firm. As provided in the charter of the Audit Committee, and in order to maintain control and oversight over the services provided by our independent registered public accounting firm, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm (other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent registered public accounting firm to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to Audit Committee members who are also independent members of the Board of Directors, but any decision by such a member on pre-approval must be reported to the full Audit Committee at its next regularly scheduled meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the close of business on the April 9, 2010, the record date, there were 26,369,377 shares of our common stock issued and outstanding, which is the only class of capital stock entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote on all matters put to a vote of shareholders.

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) all persons known by us to be the owner (or deemed to be the owner pursuant to the rules and regulations of the SEC), of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of the directors and nominees for election to the Board of Directors, (iii) each Named executive officer, and (iv) all directors and executive officers as a group, in each case based upon beneficial ownership reporting of our common stock as of such date. Except as otherwise indicated, the information is given as of the Record Date, the mailing address of each shareholder is 130 Cheshire Lane, Minnetonka, Minnesota 55305, and each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Shares of Lakes
	Common Stock	Percentage of Common
Name and Address	Beneficially Owned	Stock Outstanding(9)

Lyle Berman(1)	4,397,472	16.7%
Timothy J. Cope(2)	117,584	0.4
Larry C. Barenbaum	1,667	*
Ray M. Moberg	1,667	*
Neil I. Sell(3)	2,324,606	8.8
Richard D. White	1,667	*
Richard Bienapfl(4)	10,814	*
Scott Just(5)	9,416	*
Mike Montross(6)	15,834	*
All Lakes Entertainment, Inc. Directors and Executive Officers as a Group (10 people including the foregoing)(7)	6,886,977	26.1
Key Colony Fund, L.P. 10825 Financial Centre Parkway, Suite 100, Little Rock, AR 72211(8)	1,496,541	5.7

*	Less than one percent.

(1)	Includes 422,806 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman, 323,000 shares owned by Mr. Berman through a Berman Consulting Corporation profit sharing plan and 3,151,666 shares owned by Lyle A. Berman Revocable Trust. Also includes options to purchase 10,000 shares.

(2)	Includes options to purchase 10,000 shares.

(3)	Includes an aggregate of 2,278,541 shares held by four irrevocable trusts for the benefit of Lyle Berman’s children with respect to which Mr. Sell has shared voting and dispositive powers as a co-trustee. Mr. Sell has disclaimed beneficial ownership of such shares. Also includes options to purchase 36,000 shares.

(4)	Includes options to purchase 1,667 shares.

(5)	Includes options to purchase 1,667 shares.

(6)	Includes options to purchase 20,417 shares.

(7)	Includes shares held by corporations controlled by such officers and directors and shares held by trusts of which such officers and directors are trustees. Also includes options to purchase 73,501 shares.

(8)	Based solely upon the Amendment No. 1 to Schedule 13D dated March 31, 2010 on file with the SEC. Key Colony Management, LLC is the general partner of Key Colony Fund, L.P. and it may be deemed to beneficially own securities owned by Key Colony Fund, L.P. Alex R. Lieblong is the president and managing member of Key Colony Management, LLC and he may be deemed to beneficially own securities owned by each of Key Colony Fund, L. P. and Key Colony Management, LLC.

(9)	Shares of our common stock not outstanding but deemed beneficially owned because the respective person or group has the right to acquire them as of the Record Date, or within 60 days of such date, are treated as outstanding for purposes of calculating the percentage of common stock outstanding for such person or group.

The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lyle Berman Family Partnership Interest in Contract Obligation to Third Party

We have an obligation to pay an aggregate of approximately $11 million to an unrelated third party during the term of our management contract with the Pokagon Band of Potawatomi Indians for the Four Winds Casino Resort in New Buffalo Township, Michigan. As of January 3, 2010, approximately $6.7 million remained outstanding on this obligation. The obligation is payable quarterly for five years beginning with the opening of the Four Winds Casino Resort which occurred in August 2007. In June 2006, the Lyle Berman Family Partnership, referred to as the Partnership, purchased a portion of the unrelated third party receivable and will receive approximately $0.3 million per year of this obligation during the five-year term of the management contract for the Four Winds Casino Resort. Lyle Berman, our Chairman and Chief Executive Officer, does not have an ownership or other beneficial interest in the Partnership. Neil I. Sell, a member of our Board, is one of the trustees of the irrevocable trusts for the benefit of Lyle Berman’s children that are the partners in the Partnership.

Review and Approval of Related Party Transactions

Policy.  The Audit Committee is responsible for reviewing and approving (with the concurrence of a majority of the disinterested members of the Board of Directors) any related party and affiliated party transactions as provided in the Amended and Restated Audit Committee Charter adopted by the Board of Directors of the Company on March 6, 2006. In addition, the rules of The Nasdaq Stock Market provide that all related party transactions must be reviewed for conflicts of interest by the Audit Committee. In accordance with policies adopted by the Audit Committee, the following transactions must be presented to the Audit Committee for its review and approval:

1. Any transaction in which (i) the amount involved exceeds $120,000, (ii) the Company was or is to be a participant (within the meaning of Regulation S-K, Item 404(a)), and (iii) a related person (as defined in Regulation S-K, Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K, Item 404(a)).

2. Any contract or other transaction between the Company and one or more directors of the Company, or between the Company and an organization in or of which one or more directors of the Company are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255.

Procedure.  In addition to the Company’s Board of Directors complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the Audit Committee. If a proposed transaction covered by the policy involves a member of the Audit Committee, such member may not participate in the Audit Committee’s deliberations concerning, or vote on, such proposed transaction.

Prior to approving any proposed transaction covered by the policy, the following information concerning the proposed transaction will be fully disclosed to the Audit Committee:

1. The names of all parties and participants involved in the proposed transaction, including the relationship of all such parties and participants to the Company and any of its subsidiaries.

2. The basis on which the related person is deemed to be a related person within the meaning of Regulation S-K, Item 404(a), if applicable.

3. The material facts and terms of the proposed transaction.

4. The material facts as to the interest of the related person in the proposed transaction.

5. Any other information that the Audit Committee requests concerning the proposed transaction.

The Audit Committee may require that all or any part of such information be provided to it in writing.

The Audit Committee may approve only those transactions covered by the policy that a majority of the members of the Audit Committee in good faith determine to be (i) fair and reasonable to the Company, (ii) on terms no less favorable than could be obtained by the Company if the proposed transaction did not involve a director or the related person, as the case may be, and (iii) in the best interests of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on the Section 16(a) forms furnished to us, we believe that all officers, directors and greater than ten percent shareholders met all applicable filing requirements under Section 16(a) during fiscal 2009.

PROPOSALS OF SHAREHOLDERS

To be eligible to include a shareholder proposal in our proxy statement for the 2011 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 17, 2010.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is of record based on the record date for determining shareholders entitled to vote at the annual meeting. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by March 4, 2011 (90 days before June 2, 2011, the anniversary of our 2010 Annual Meeting) or, if the 2011 Annual Meeting date is more than 30 days before or after June 2, 2011, advance notice of the proposal must be received not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of the 2011 Annual Meeting. Any shareholder proposal notice must comply with the content and other requirements for such notices specified in our bylaws. In addition, we may exercise our discretion in voting for any proposal not submitted in accordance with our advance notice bylaws that is presented at the shareholders meeting. All written proposals should be submitted to Timothy J. Cope, President, Chief Financial Officer and Treasurer, 130 Cheshire Lane, Minnetonka, Minnesota 55305.

SOLICITATION

We will bear the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

LAKES ENTERTAINMENT, INC.

Timothy J. Cope,
President, Chief Financial Officer and
Treasurer

Appendix A

LAKES ENTERTAINMENT, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	Purpose.

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (“the “Board”) in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit performed by the Corporation’s independent accountants, who report directly to the Committee.

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	Composition.

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), Nasdaq and any other appropriate body), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee should have a working familiarity with basic finance and accounting practices, including being able to read and understand financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. The Committee shall endeavor to have, as one of its members, an individual who qualifies as an “audit committee financial expert” in compliance with the criteria established by the Commission and other relevant regulations at the time the regulations require disclosure of the existence of an audit committee financial expert. The existence of such audit committee financial expert, including his or her name and whether or not he or she is independent, or the lack of an audit committee financial expert, shall be disclosed in the Corporation’s periodic filings as required by the Commission.

Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual organizational meeting of the Board or until their successors have been duly elected and qualified. The Board may remove or replace Committee members at its discretion. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	Meetings.

The Committee shall meet in person or telephonically no less than four times during each fiscal year and may, in its discretion, delegate specific responsibilities to a subcommittee comprised of one or more members of the Committee. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent accountant to attend any meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may, in its discretion, delegate specific responsibilities to a subcommittee comprised of one or more members of the Committee. As part of its job to foster open communication, the Committee should meet at least annually with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.	Responsibilities and Duties.

To fulfill its responsibilities and duties, the Committee is expected to:

1.	Provide an open avenue of communication between the Corporation, the independent accountants and the Board.

2.	Maintain sole authority and responsibility for hiring and firing the independent accountants, and maintain direct responsibility for the appointment, compensation, and oversight of the independent accountants’ work (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Committee.

3.	Assess the effectiveness of the Corporation’s internal control environment, and evaluate the need for an internal audit function; discuss with management any significant deficiencies in internal controls which could adversely affect the Corporation’s ability to record, process, summarize or report financial data.

4.	Confirm and assure the independence of the internal audit function and the independent accountant, including considering whether the independent accountant’s performance of permissible non-audit services and the compensations received for such services is compatible with the independent accountant’s independence.

5.	Review and pre-approve the independent accountant’s annual engagement letter and all audit and non-audit accounting services to be performed by the independent accountant (other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), to the extent such services are permitted under applicable rules and regulation. By action of the Committee, the authority to grant pre-approval may be delegated to one or more designated members of the Committee who are independent members of the Board, with any such pre-approval to be reported to the Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investor in the Corporation’s periodic reports required by Section 13(a) of the Securities Exchange Act of 1934, as amended.

6.	Inquire of management and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Corporation.

7.	Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

8.	Consider and review with the independent accountant:

(a)	The adequacy of the Corporation’s internal controls, including computerized information system controls and security.

(b)	Any related significant findings and recommendations of the independent accountant together with management’s responses thereto.

9.	Review the following items with management and the independent accountant at the completion of the annual examination and recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K:

(a)	The Corporation’s annual financial statements and related footnotes.

(b)	The independent accountant’s audit of the financial statements and his or her report thereof.

(c)	Any significant changes required in the independent accountant’s audit plan.

(d)	Any serious difficulties or disputes with management encountered during the course of the audit.

(e)	Other matters related to the conduct of the audit which are to be communicated to the Committee under SAS numbers 61 and 90.

10.	Review and discuss with management and the independent accountant significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any steps adopted in light of material control deficiencies.

11.	Review with management, and if appropriate, with the independent accountants, the interim financial results that are filed with the Commission or other regulators.

12.	Review with management legal and regulatory matters that may have a material impact on the financial statements, related Corporation compliance policies, and programs and reports received from regulators.

13.	Review the Corporation’s critical accounting policies and estimates, all alternative treatments of financial information within GAAP discussed between the independent accounts and management, and all other material written communications between the independent accounts and management.

14.	Review the internal controls report prepared by management for insertion into the annual report and the independent accountant’s attestation on the assertions of management that are contained in the internal controls report.

15.	Review with management and the independent accountant disclosures by the Corporation’s Chief Executive Officer and Chief Financial Officer in connection with their personal certification of the Corporation’s periodic reports or annual financial statements.

16.	Prepare and approve the audit committee report included in the Corporation’s annual proxy statement.

17.	Ensure there is a process for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting and auditing matters.

18.	Ensure procedures are established for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, auditing, and internal accounting controls.

19.	Review and approve (with the concurrence of a majority of the disinterested members of the Board) any related party and affiliated party transactions.

20.	Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

21.	The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

22.	The Committee has the authority to engage and determine funding for outside legal, accounting or other advisors and to obtain advice and assistance from such outside advisors as deemed appropriate to perform its duties and responsibilities.

23.	Report to the Board as it deems appropriate and as the Board may request.

24.	Review the Committee’s charter at least annually and recommend to the Board any necessary or desirable amendments as conditions may dictate.

25.	Annually, perform a self-assessment relative to the Audit Committee’s purpose, duties and responsibilities outlined herein.

26.	The Committee will perform such other functions as assigned by law, the Corporation’s charter or bylaws or the Board.

V.  Limitation of Audit Committee’s Role.

It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with GAAP. Also, nothing herein should be construed as imposing on the Committee responsibility to ensure compliance with laws and regulations and the ethics compliance program. Such matters are the responsibilities of management and the independent accountant of the Corporation. Consequently, the Committee is not responsible for providing any expert or special assurance regarding the Corporation’s financial statements and other financial information, any internal controls over financial reporting or any professional certification regarding the independent accountant’s work, including without limitation its reports on and review of the Corporation’s financial statements and other financial information and its reports on the Corporation’s internal controls over financial reporting. Members of the Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board.

LA012010PS

ANNUAL MEETING OF
SHAREHOLDERS
Doubletree Park Place Hotel
1500 Park Place Boulevard
Minneapolis, Minnesota
June 2, 2010
3:00 P.M.

LAKES ENTERTAINMENT, INC. FOR ANNUAL MEETING OF SHAREHOLDERS — June 2, 2010	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on June 2, 2010.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.
By signing the proxy, you revoke all prior proxies and appoint Lyle Berman and Timothy J. Cope, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

Shareholder Services P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the manner as if you marked, signed and returned your proxy card.

• INTERNET — www.eproxy.com/laco Use the Internet to vote your proxy until 12:00 p.m. (CDT) on June 1, 2010.

• PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on June 1, 2010.

• MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement and “FOR” the ratification of the appointment of PBTK as our independent registered public accounting firm for the 2010 fiscal year.
1.	Election of directors:

01 Lyle Berman 04 Ray Moberg	02 Timothy J. Cope 05 Larry C. Barenbaum	03 Neil I. Sell 06 Richard D. White	☐	FOR all nominees (except as marked to the contrary below)	☐	WITHHOLD vote for all nominees listed

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the box provided to the right.)

2.	The ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, as our independent registered public accounting firm for the 2010 fiscal year	☐	For	☐	Against	☐	Abstain

3.	The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting	☐	For	☐	Against	☐	Abstain
THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐	Dated: , 2010

Signature(s) in Box
(Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)